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Exhibit 3.1

        I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "NEWLINK GENETICS CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF NOVEMBER, A.D. 2010, AT 7:17 O'CLOCK P.M.

        A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 07:45 PM 11/23/2010 FILED 07:17 PM 11/23/2010 SRV 101119271 - 3051879 FILE

RESTATED
CERTIFICATE OF INCORPORATION
OF
NEWLINK GENETICS CORPORATION

        Charles J. Link, Jr. hereby certifies that:

        ONE:    The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 4, 1999 under the name NewLink Genetics Corporation.

        TWO:    He is the duly elected and acting Chief Executive Officer of NewLink Genetics Corporation, a Delaware corporation.

        THREE:    The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

        The name of this company is NewLink Genetics Corporation (the "Company").

II.

        The address of the registered office of the Company in the State of Delaware is:

    2711 Centerville Road, Suite 400
    Wilmington, DE 19808
    County of New Castle

        The name of the Company's registered agent at said address is Corporation Service Company.

III.

        The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

        A.    The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is 56,000,000 shares, 38,833,334 shares of which shall be Common Stock (the "Common Stock") and 17,166,666 shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of One Cent ($0.01) per share and the Common Stock shall have a par value of One Cent ($0.01) per share.

        B.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together as a single class on an as-if-converted basis).

        C.    Four hundred fifty thousand (450,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Stock").

        D.    One million two hundred fifty thousand (1,250,000) of the authorized shares of Preferred Stock are hereby designated "Series AA Preferred Stock" (the "Series AA Stock").

        E.    Three hundred seventy-seven thousand seven hundred seventy-seven (377,777) of the authorized shares of Preferred Stock are hereby designated "Series AAA Preferred Stock" (the "Series AAA Stock").

        F.     Three million two hundred thousand (3,200,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Stock").

        G.    Two million (2,000,000) of the authorized shares of Preferred Stock are hereby designated "Series BB Preferred Stock" (the "Series BB Stock," and, together with the Series B Stock, the Series AAA Stock, the Series AA Stock and the Series A Stock, the "Junior Preferred").

        H.    Six million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Stock").

        I.     One million five hundred thousand (1,500,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Stock," and, together with the Series C Stock and the Series E Stock (as defined below), the "Senior Preferred").

        J.     One million (1,000,000) of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Stock," and, together with the Series D Stock, the Series C Stock, the Series BB Stock, the Series B Stock, the Series AAA Stock, the Series AA Stock and the Series A Stock, the "Series Preferred").

        K.    One Million Three Hundred Eighty-Eight Thousand Eight Hundred Eighty-Nine (1,388,889) of the authorized shares of Preferred Stock are hereby designated "Blank Check Preferred Stock," to be issued from time to time in one or more series as determined by the Company's Board of Directors, which is authorized to designate or alter all rights, preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors and filed with the Secretary of State as required by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series of Blank Check Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        L.    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

        1.    DIVIDEND RIGHTS.

        (a)   Holders of Series AA Stock shall be entitled to receive annual dividends payable in Common Stock at a rate of .036 shares of Common Stock for each share of outstanding Series AA Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be paid at least annually and shall be cumulative. Dividends shall accrue monthly and accrued and unpaid dividends shall be paid upon conversion of the Series AA Stock in accordance with Section 4 below.

        (b)   Holders of Series A Stock, Series AAA Stock, Series B Stock, Series BB Stock, Series C Stock, Series D Stock and Series E Stock in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series A Stock, Series AAA Stock, Series B Stock, Series BB Stock, Series C Stock, Series D Stock and Series E Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

        (c)   The "Original Issue Price" of the Series A Stock shall be Two Dollars and Fifty Cents ($2.50).

        (d)   The "Original Issue Price" of the Series AA Stock shall be One Dollar and Eighty Cents ($1.80).

        (e)   The "Original Issue Price" of the Series AAA Stock shall be Two Dollars and Twenty-Five Cents ($2.25).

        (f)    The "Original Issue Price" of the Series B Stock shall be Two Dollars and Fifty Cents ($2.50).

        (g)   The "Original Issue Price" of the Series BB Stock shall be Four Dollars and Twenty-Five Cents ($4.25).

        (h)   The "Original Issue Price" of the Series C Stock shall be Five Dollars ($5.00).

        (i)    The "Original Issue Price" of the Series D Stock shall be Five Dollars ($5.00).

        (j)    The "Original Issue Price" of the Series E Stock shall be Thirty-One Dollars and Twenty-Five Cents ($31.25).

        (k)   So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends (set forth in Section 1(a), and 1(b) above) on the Series Preferred shall have been paid or declared and set apart.

        (l)    The provisions of Section 1(k) will not apply to:

            (i)  acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company;

           (ii)  acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares; or

         (iii)  distributions to holders of Common Stock or Preferred Stock in accordance with Sections 3 and 4.

        (m)  In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

        (n)   The provisions of Section 1(k) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by the Company's Board of Directors.

        2.    VOTING RIGHTS.

        (a)    General Rights.    Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock) and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the

Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

        (b)    Separate Vote of Series AA Stock, Series B Stock, Series BB Stock, Series C Stock, Series D Stock and Series E Stock.    For so long as any such shares remain outstanding, in addition to any other vote or consent required herein or by law, subject to the right of any series of Preferred Stock that may from time to time come into existence, the vote or written consent of the holders of a majority of the outstanding Series AA Stock, Series B Stock, Series BB Stock, Series C Stock, Series D Stock and Series E Stock (together, the "Redeemable Preferred"), voting together as a single class on an as-if-converted to Common Stock basis, shall be necessary for effecting or validating the following actions, provided however, that any designation or alteration of any class or series of stock from the Blank Check Preferred Stock, will require only the approval of the Board of Directors, which is authorized to designate and alter all rights, preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors:

            (i)  Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series Preferred;

           (ii)  Any increase or decrease (other than by redemption or conversion) in the total number of authorized shares of Common Stock or Preferred Stock or in the number of authorized shares of any series of Preferred Stock;

         (iii)  Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to or on a parity with the Series Preferred in right of redemption, liquidation preference, voting or dividends;

          (iv)  Any redemption or repurchase with respect to Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer and redemption rights of the Series Preferred set forth in Section 5 herein);

           (v)  Any agreement by the company or its stockholders regarding an Acquisition or Asset Transfer (each as defined in Section 3 hereof);

          (vi)  Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (other than dividends on the Series AA Stock pursuant to Section 1(a);

         (vii)  Acquisition of any interest in any business or entering into any joint venture, unless such acquisition or joint venture is approved by a majority of the entire Board of Directors of the Company;

        (viii)  Entering into or amending any affiliated party transaction (except for customary employment arrangements), unless such action is approved by a majority of the disinterested directors of the Company;

          (ix)  Incurrence of any indebtedness in excess of the amount set forth on the Company's annual budget approved by the Board of Directors of the Company, unless such incurrence of indebtedness is approved by a majority of the entire Board of Directors of the Company; and

           (x)  A move of the Company's executive offices to a location outside of the State of Iowa unless such move is approved by a majority of the entire Board of Directors of the Company.

        (c)   In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of any series of Preferred Stock shall be necessary for any amendment that would by its terms change the voting or other powers, preferences or other special rights or privileges of such series of Preferred Stock so as to affect them adversely and in a manner different from the other series of Preferred Stock. If more than one series would be so affected, all series that would be so affected shall vote together on an as-converted basis with respect to such amendment.

        3.    LIQUIDATION RIGHTS.

        (a)   Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event"), before any distribution or payment shall be made to the holders of any Junior Preferred or Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Senior Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Senior Preferred equal to the Original Issue Price for the applicable series of Senior Preferred plus all accrued and unpaid dividends thereon (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Senior Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Senior Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Senior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        (b)   Upon any Liquidation Event, after payment of the full liquidation preference of the Senior Preferred as set forth in Section 3(a) above and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Junior Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Junior Preferred equal to the Original Issue Price for the applicable series of Junior Preferred plus all accrued and unpaid dividends thereon (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Junior Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Junior Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Junior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        (c)   After the payment of the full liquidation preference of the Senior Preferred and the Junior Preferred as set forth in Section 3(a) and Section 3(b) above, the assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Junior Preferred on an as-if-converted to Common Stock basis, which distributions shall continue with respect to holders of a series of Junior Preferred only until such time as (i) with respect to the holders of Series B Stock, Series AAA Stock, Series AA Stock or Series A Stock, respectively, such holders have received pursuant to Section 3(b) above and this Section 3(c) an aggregate amount per share of the applicable series of Junior Preferred held by them equal to three (3) times the Original Issue Price for such series of Junior Preferred (as adjusted for any stock, dividends, combinations, splits, recapitalizations and the like with respect to such shares); and (ii) with respect to the holders of Series BB Stock, such holders have received pursuant to Section 3(b) above and this Section 3(c) an aggregate amount per share of Series BB Stock held by them equal to two (2) times the Original Issue Price of the Series BB Stock (as adjusted for any stock, dividends, combinations, splits, recapitalizations and the like with respect to such shares); thereafter, the remaining assets of the Company legally available for distribution (or consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

        (d)   The following events shall be considered Liquidation Events under this Section:

            (i)  (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than a majority of the voting power of the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, in each case excluding any consolidation or merger effected exclusively to change the domicile of the Company and any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof (each, an "Acquisition"); or

           (ii)  a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

         (iii)  In any of such events, if the consideration received by Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

            (A)  Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

              (1)   If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

              (2)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

              (3)   If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

            (B)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

        4.    CONVERSION RIGHTS.

        The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

        (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A Conversion Rate, Series AA Conversion Rate, Series AAA Conversion Rate, Series B Conversion Rate, Series BB Conversion Rate, Series C Conversion Rate, Series D Conversion Rate or

Series E Conversion Rate, as applicable, then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Stock, Series AA Stock, Series AAA Stock, Series B Stock, Series BB Stock, Series C Stock, Series D Stock or Series E Stock, as applicable, being converted.

        (b)    Conversion Rate.

            (i)  The conversion rate in effect at any time for conversion of the Series A Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Stock by the "Series A Conversion Price," calculated as provided in Section 4(c).

           (ii)  The conversion rate in effect at any time for conversion of the Series AA Stock (the "Series AA Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series AA Stock by the "Series AA Conversion Price," calculated as provided in Section 4(c).

         (iii)  The conversion rate in effect at any time for conversion of the Series AAA Stock (the "Series AAA Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series AAA Stock by the "Series AAA Conversion Price," calculated as provided in Section 4(c).

          (iv)  The conversion rate in effect at any time for conversion of the Series B Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Stock by the "Series B Conversion Price," calculated as provided in Section 4(c).

           (v)  The conversion rate in effect at any time for conversion of the Series BB Stock (the "Series BB Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series BB Stock by the "Series BB Conversion Price," calculated as provided in Section 4(c).

          (vi)  The conversion rate in effect at any time for conversion of the Series C Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Stock by the "Series C Conversion Price," calculated as provided in Section 4(c).

         (vii)  The conversion rate in effect at any time for conversion of the Series D Stock (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Stock by the "Series D Conversion Price," calculated as provided in Section 4(c).

        (viii)  The conversion rate in effect at any time for conversion of the Series E Stock (the "Series E Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series E Stock by the "Series E Conversion Price," calculated as provided in Section 4(c).

        (c)    Conversion Price.

            (i)  The conversion price for the Series A Stock shall initially be One Dollar and Eighty Cents ($1.80) (the "Series A Conversion Price"). Such Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

           (ii)  The conversion price for the Series AA Stock shall initially be the Original Issue Price of the Series AA Stock (the "Series AA Conversion Price"). Such initial Series AA Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series AA Conversion Price herein shall mean the Series AA Conversion Price as so adjusted.

         (iii)  The conversion price for the Series AAA Stock shall initially be the Original Issue Price of the Series AAA Stock (the "Series AAA Conversion Price"). Such initial Series AAA Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series AAA Conversion Price herein shall mean the Series AAA Conversion Price as so adjusted.

          (iv)  The conversion price for the Series B Stock shall initially be the Original Issue Price of the Series B Stock (the "Series B Conversion Price"). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted.

           (v)  The conversion price for the Series BB Stock shall initially be the Original Issue Price of the Series BB Stock (the "Series BB Conversion Price"). Such initial Series BB Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series BB Conversion Price herein shall mean the Series BB Conversion Price as so adjusted.

          (vi)  The conversion price for the Series C Stock shall initially be the Original Issue Price of the Series C Stock (the "Series C Conversion Price"). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

         (vii)  The conversion price for the Series D Stock shall initially be the Original Issue Price of the Series D Stock (the "Series D Conversion Price"). Such Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Conversion Price herein shall mean the Series D Conversion Price as so adjusted.

        (viii)  The Conversion Price for the Series E Stock shall initially be Six Dollars and Twenty-Five Cents ($6.25) (the "Series E Conversion Price"). Such Series E Conversion Price will be adjusted from time to time in accordance with this Section 4. All references to Series E Conversion Price herein shall mean the Series E Conversion Price as so adjusted. If the Company closes a Qualified Public Offering (as defined below) on or before September 1, 2011, the Conversion Price of the Series E Stock will automatically be adjusted immediately prior to, but contingent upon, the closing of the Qualified Public Offering to a price that is equal to the product of (A) the price at which shares of the Company's Common Stock are sold to the public in such Qualified Public Offering and (B) 0.85 (as adjusted appropriately to reflect any adjustments to the Series E Conversion Price occuring prior to any such adjustment occuring in connection with a Qualified Public Offering).

        (d)    Mechanics of Conversion.    Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined in good faith by the Board of Directors as of the date of such conversion), any accrued and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined in good faith by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

        (e)    Adjustment for Stock Splits and Combinations.    If at any time or from time to time after the date that the first share of Series E Stock is issued (the "Original Issue Date") the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Conversion Price, Series AA Conversion Price, Series AAA Conversion Price,

Series B Conversion Price, Series BB Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price (each of which may be referred to herein as a "Conversion Price") in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Conversion Price for each series of Series Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (f)    Adjustment for Common Stock Dividends and Distributions.    Except for the Common Stock dividend set forth in Article IV Section 1(a) above, if at any time or from time to time after the Original Issue Date the Company pays a dividend or other distribution in additional shares of Common Stock, the applicable Conversion Price for each series of Series Preferred that is then in effect shall be decreased as of the time of such issuance, as provided below:

            (i)  The applicable Conversion Price for each share of Series Preferred shall be adjusted by multiplying the applicable Conversion Price then in effect by a fraction equal to:

            (A)  the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

            (B)  the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

           (ii)  If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Conversion Price for each share of Series Preferred shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

         (iii)  If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price for each share of Series Preferred shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price for each share of Series Preferred shall be adjusted pursuant to this Section 4(l) to reflect the actual payment of such dividend or distribution.

        (g)    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        (h)    Reorganizations, Mergers or Consolidations.    If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect for each share of Series Preferred and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

        (i)    Sale of Shares Below Redeemable Preferred Conversion Price.

            (i)  If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f), 4(g) or 4(h), above, for an Effective Price (as defined below) less than the then effective Series AA Conversion Price, Series B Conversion Price, Series BB Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, then and in each such case, the then existing Series AA Conversion Price, Series B Conversion Price, Series BB Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable (each of which may be referred to herein as a "Redeemable Preferred Conversion Price" or collectively as the "Redeemable Preferred Conversion Prices"), shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Redeemable Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

            (A)  the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Redeemable Preferred Conversion Price and

            (B)  the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

           (ii)  For the purposes of this Section 4(i), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

         (iii)  No adjustment shall be made to the Redeemable Preferred Conversion Prices in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the applicable Redeemable Preferred Conversion Price.

          (iv)  For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the "Aggregate Consideration") shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) convertible into Additional Shares of Common Stock or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities convertible into Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

           (v)  For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) stock or other securities convertible into, Additional Shares of Common Stock or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities convertible into Additional Shares of Common Stock and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Redeemable Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

            (A)  in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

            (B)  in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company won the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

            (C)  If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

            (D)  No further adjustment of the applicable Redeemable Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Redeemable Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be readjusted to the applicable Redeemable Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of

    Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Redeemable Preferred.

          (vi)  For the purpose of making any adjustment to the Redeemable Preferred Conversion Price of the applicable shares of Redeemable Preferred required under this Section 4(i), "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

            (A)  shares of Common Stock issued upon conversion of the Series Preferred;

            (B)  shares of Common Stock issued as a dividend or distribution upon such series of Series Preferred;

            (C)  options, warrants or other rights to purchase shares of Common Stock reserved from time to time for issuance under the Company's equity incentive plans approved by the Board, and the Common Stock issued pursuant to such options, warrants or other rights to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by a majority of the Board;

            (D)  shares of Common Stock or Preferred Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date;

            (E)  shares of Common Stock or Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") issued pursuant to any equipment loan or leasing arrangement approved by the Board;

            (F)   shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board; and

            (G)  shares of Common Stock issued pursuant to the Article 4 Section (J)(1)(a) or (b) above;

            (H)  shares of Series E Stock issued pursuant to the form of Stock Subscription Agreement approved by the Board of Directors in October 2010, as amended from time to time; and

            (I)   shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are excepted from the definition "Additional Stock" by the affirmative vote or consent of the holders of a majority of the then outstanding shares of Redeemable Preferred (on an as-if-converted basis).

        References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

        (j)    Certificate of Adjustment.    In each case of an adjustment or readjustment of the applicable Conversion Price for each share of Series Preferred for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the applicable Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of applicable shares Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the applicable shares of Series Preferred.

        (k)    Notices of Record Date.    Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganisation of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

        (l)    Automatic Conversion.

            (i)  Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least Seven Dollars ($7.00) (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least Twenty Million Dollars ($20,000,000) (a "Qualified Public Offering"). Upon such automatic conversion, any accrued and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

           (ii)  Upon the occurrence of the events specified in Section 4(l)(i) above, the outstanding shares of the applicable series of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of applicable Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the applicable shares of Series Preferred, the holders of such applicable shares of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accrued and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

        (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

        (n)    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (o)    Notices.    Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

        (p)    Payment of Taxes.    The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

        (q)    No Dilution or Impairment.    Without the consent of the Redeemable Preferred as required under Section 2, the Company shall not amend its Amended Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

        5.    REDEMPTION.

        (a)   The Company shall be obligated to redeem the Redeemable Preferred as follows:

            (i)  The holders of a majority of the then outstanding shares of Redeemable Preferred, voting together as a single class on an as-if-converted to Common Stock basis, may require the Company, to the extent it may lawfully do so, to redeem the Redeemable Preferred in three (3) equal annual installments beginning on September 30, 2014, and ending on the date two (2) years from such first redemption date (each a "Redemption Date"); provided that the Company shall receive at least sixty (60) days prior to such fifth anniversary written notice of such consent of the holders of Redeemable Preferred. The Company shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Redeemable Preferred to be redeemed a sum equal to the applicable Original Issue Price per share of Redeemable Preferred, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Redeemable Preferred is hereinafter referred to as the "Redemption Price." The number of shares of Redeemable Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Redeemable Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Redeemable Preferred on a pro rata basis.

           (ii)  At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Redeemable Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

        (b)   On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of One Hundred Million Dollars ($100,000,000), as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

        (c)   On or after such Redemption Date, each holder of shares of Redeemable Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Redeemable Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Redeemable Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Redeemable Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

        (d)   In the event of a call for redemption of any shares of Redeemable Preferred, the Conversion Rights (as defined in Section 4) for such Redeemable Preferred shall terminate as to the shares designated for redemption at the close of business on the day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

V.

        A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

        B.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

        For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate.

        B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

        C.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * *

        FOUR:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

        FIVE:    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

        IN WITNESS WHEREOF, NEWLINK GENETICS CORPORATION has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 23rd day of November, 2010.

NEWLINK GENETICS CORPORATION

Charles J. Link, Jr., Chief Executive Officer

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  Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION OF NEWLINK GENETICS CORPORATION
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VI.